UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934
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☑     Soliciting Materials Pursuant to Section 240.14a-12
COLUMBUS ACQUISITION CORP.
(Name of Registrant as Specified in its Charter)

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     Following is a transcript of a presentation given by Columbus Acquisition Corp. (“Columbus”) at the Roth Capital Partners 21st Annual OC Growth Stock Conference, which presentation is also accessible at www.columbusacquisition.com. A copy of the presentation referenced during the presentation was filed with an 8-K on December 15, 2008.
     Columbus has filed with the SEC a preliminary proxy statement, as amended, in connection with the proposed acquisition of IDE and intends to file and mail to Columbus stockholders a definitive proxy statement and other relevant materials. Stockholders of Columbus and other interested persons are advised to read Columbus’ preliminary proxy statement and, when available, definitive proxy statement in connection with the solicitation of proxies for the special meeting of Columbus stockholders to be held to approve the acquisition, because these statements contain, or will contain once available, important information about IDE, Columbus and the proposed acquisition. The definitive proxy statement will be mailed to stockholders as of a record date to be established for voting on the proposed acquisition of Integrated Drilling Equipment Company (“IDE”). Stockholders will be able to obtain a copy of the preliminary and definitive proxy statements, without charge, once available, at the SEC’s internet site at http://www.sec.gov or by directing a request to: Columbus Acquisition Corp., 153 East 53rd Street, 58th Floor, New York, New York, 10022 telephone (212) 418-9600.
     Columbus, IDE and their respective directors and officers may be deemed participants in the solicitation of proxies from Columbus’ stockholders. A list of the names of those directors and officers and descriptions of their interests in Columbus is contained in Columbus’ preliminary proxy statement, which was filed with the SEC as of January 22, 2009, and will also be contained in Columbus’ definitive proxy statement when it becomes available. Columbus’ stockholders may obtain additional information about the interests of its and IDE’s directors and officers in the proposed acquisition by reading Columbus’ definitive proxy statement when it becomes available.

<<Michael Ernestus, President and Executive Director, Columbus Acquisition Corp>>
Thank you very much my name is Michael Ernestus. I’m the President of the SPAC Columbus Acquisition Corporation. We are a $115 million SPAC with $8.02 in trust right now. Our termination date is May 18th. We are well into our process. We’ve just received the second notice from the SEC regarding our proxy. I assume here that everybody knows what a SPAC is and how a SPAC works. If not or if you have further questions on the SPAC itself please approach me afterwards or ask questions in the question and answer period, because I would like to go straight to the gist of it.
We acquired an extremely attractive company in the energy space, high growth, very attractive margins, very attractive pricing from our point of view for our shareholders and basically we think that we delivered as a SPAC what we promised when we raised our initial $115 million. And I would like to turn over immediately to Steve Cope our CEO who will be addressing the actual operations of our target.
<<Stephen Cope, Chief Executive Officer and Chairman of the Board, Integrated Drilling Equipment Company>>
Good afternoon, appreciate your attendance this afternoon. My name is Steve Cope, I’m the CEO of Integrated Drilling Equipment. We have some hard copies of the presentation up here. If you’d like you can see Melissa and she’ll get you a copy of it. There are also — if you like to see her and get the web address for our future presentations she will be happy to accommodate you there. I’ve got a short three minute video that will give you some capabilities of the company, we’ll play it and then I’ll get back into the offerings. Steve, if you can play the video for us.
<<Stephen Cope, Chief Executive Officer and Chairman of the Board, Integrated Drilling Equipment Company>>
Thank you, that’s our companies and that’s what we do. The worldwide capital equipment market for drilling equipment is projected to be in excess of $10 billion. That market is primarily controlled by one major US manufacturer who has over 80% of the marketplace. Integrated Drilling Equipment offers the drilling equipment market an alternative to the major supplier in the market. We do offer complete turnkey packages on drilling rigs as well as offshore platform rigs.

After the major in the market right now, the market is highly fragmented. There are a handful of mom and pop and other corporations throughout the United States that manufacture one or two component parts or a couple of different various and sundry pieces of equipment that go on a drilling rig. But other than IDE and the major in the industry there is no other comparable company that provides the products and services that we provide. Turn to page 8, 9 of the presentation.
Our markets are internationally focused. Everybody has heard what’s going on within the drilling market right now, in the drilling industry, the oil industry in general with oil prices being less than $40 a barrel, I’m not sure where they are today. But our business is focused on the international market. 86% of our revenues last year were internationally oriented. We’ve elected to focus on South America, Mexico, Central America, the Middle East and North Africa for our target markets. Those areas and those markets are far less dependent upon the price of oil and gas and what the US market is and in some cases they don’t really care what the short term price is they’re going to continue their drilling and exploration projects anyway.
This page will give you a graphic representation of the supply/demand curves and the depletion rates of the new fields which in general adds up to one thing, is that in the long term no matter what the price of oil is, today in the long run the demand for oil will exceed the supply for oil and oil prices will eventually go back up. If you’ll turn to page [indiscernible]. We’re giving you another graphic representation on Page 10 of the program. The international market and the — some of the average [indiscernible] cost.
On page 11 of the program you’ll see a graphic chart on the left hand side of the page that gives you the projected international land rig growth for the next — through 2014. Granted that growth is probably going to be stunted a little bit now, because of what’s going on with the price of oil and gas. But in the long term the need for new drilling rigs is still going to exceed the supply that we have. 80% of the worldwide drilling fleet was built in 1980 or before.
If you look on page — on the left side of the chart there, will give you an idea of what the diminishing number of rigs are in the fleet just due to attrition. Many of these are older rigs, that’s primarily the rigs that are being stacked right now, they are 1000 horsepower and less rigs. Most of them we are operating in the Permian Basin in the mid continent region. They are shallow drilling wells and they do not contain the technology to drill some of the more technical wells in the shale play areas such as some of the directional drilling, horizontal drilling and so on.
We believe that most of these rigs that are being stacked right now will never come back to work. As a matter of fact just recently some of the major drilling contractors have actually talked about retiring rigs and that’s the first time in years that I’ve heard anybody talk about retiring rigs. So we think that, that in the future is going to create a further growth demand in the United States for newer technology rigs that we’ve developed as well as some of our competitors have developed for some of the shale area plays, the Marcellus, the Hainesville, the Barnett Shale play among other areas.

In addition to that we feel that in a down market such as it is today, that our capabilities for refurbishment and remanufacturing rigs are highly emphasized now than what they would be in an up market. The drilling is not going to quit here in the United States. There still going to be wells that have to be drilled. Many drilling contractors have rigs that they need to refurbish and repair in order to drill those wells with. They can’t afford to go out and spend $15 million CapEx on a new rig, so they’ll spend $3 to $5 million with people like us to refurbish and repair their older existing equipment. That’s been one of our major businesses over the last three years, is repair and modification of older drilling rigs.
We think that we are uniquely positioned to offer the industry a company that’s focused on international business as well as being able to supply to provide a strong second place player to the major leader in the industry. We feel like that we’ve gotten into this business at the right time and I know a lot of people are asking why are you guys doing this right now. It doesn’t seem like it makes good sense with the valuations down, oil prices down where they are and on the one hand that’s true. We’d like to have a little bit higher valuation on our company. However on the other side of the coin that’s what makes it an attractive time for us to actually get into this business and that there are numerous businesses in the United States right now that are focused strictly on the domestic market. They don’t have an international footprint and valuations are down tremendously. We feel like that with having a public company and using our public stock as currency we can pick up some very attractive companies in the multiple of maybe two or even three on EBITDA and as well as some public stock and then some earnouts like we have in our deal.
The screen, the shot that you’re looking at right now on the board gives you a graphic representation of the capabilities of Integrated Drilling Equipment as compared to the other leader in the industry. And as you can see our products and services are highly competitive with them. They do have a few products that they offer that we don’t offer and we feel like that in — with the market the way it is right now we can pick up some highly attractive accretive as well as strategic companies to fill in on our product lines.
We have a balanced mix of products and services that we offer that will sustain us even through the down times in the industries. The rig refurbishment market is a major market for us on the services side of it, as well as the complete rig packages that we are offering now. We just began offering complete rig packages and marketing them back in July of ’08. And since July of ’08 we’ve sold $40 million worth of drill rig packages into South America. So we’ve accomplished a great deal in a very short period of time and the international market is still strong and extremely active. We’ve seen little or no downturn in the amount of inquiries coming in for drilling rigs to be procured and purchased into ’09 and beyond.

We also feel that we have a distinct advantage over our competitors in that we can deliver a brand new rig in as short as 180 days from the time we sign a contract, until the time we ship it out the door. In many cases we have rigs in progress right now in the yard that we can furnish that are faster than that. So some of the lead times that are typically given out are end of ‘09 even into 2010 by some of our competitors and we feel like we have a distinct advantage, not only that, but in the flexibility of what we manufacture and how we manufacture it.
Page 18 will give you a, just a short summary of a new drilling rig technology that we’ve developed, we call it our Sparta Series Drilling Rig and it was developed for not only the some of the shale play areas, it has some unique advantages in those areas, but we also intend to extend that product and that offering into some of the big, larger rigs that are required into the Middle East as well as some of the South American areas.
Our customer base is by and large a bluechip customer base and you can see that some of the largest drilling contractors in the industry are on our customer list. As I mentioned a while ago we are internationally oriented and we do have some strategic alliances and plans in place right now. Amongst those as I mentioned acquisitions earlier. We do have the opportunity to buy. We have a strategic alliance and exclusive supplier arrangement right now with our drilling rig manufacturing group that manufactures our [indiscernible] pumps and things of that nature from us. So we have an opportunity to purchase them and we actively looking into that.
In addition to that we have a joint venture that’s in the process right now and that will allow us a larger footprint in the Middle East. We intend to develop a company that’s very similar to the company we have in Houston, Texas that not only re-manufacturers and repairs rigs going into the Middle East, but that we can also ship new product into and assemble and eventually start manufacturing rigs in the Middle East through the joint venture company.
As you can see on slide 21, will show you that our revenues are roughly 86% international. All of our projections for ‘09 basically do not include much, if at all any business coming from US domestic. We’ve been very conservative on our estimates. We feel like we do have the opportunity to sell a few rigs and as well as aftermarket products into the US market in ‘09. But as far as our forecast goes, all of our revenues are projected to be through the international market in ‘09.
I have a very experienced, capable management team that together has over 200 years of experience within the industry. Each individual has 25 years plus experience. I’ve been in this business since 1977. My CFO is Steve Goodland. He has previously been with Nabors as well as took NATCO public back in 2001, I think it was. Richard Dodson my VP of Operations, 17 years with TETRA Technologies, was responsible for over $600 million worth of business a year with them plus acquisitions. Built a [indiscernible] division among other things. My other executives are equally well experienced and we feel like we have a management team that can carry our business plan forward.

Let me turn it over to my CFO Steve Goodland for a few financial highlights and then we’ll get back and wrap it up.
<<Stephen Goodland, Chief Financial Officer and Director of the Board, Integrated Drilling Equipment Company>>
Thank you Steve. Got a chart here showing you what our accumulative annual revenue growth and more importantly our EBITDA growth has been since 2006, which was an important milestone for us. That was the first full year of ARS operations, which was rig up yard and rig assembly yard. You can see that revenues have been growing at a rate of 82% during that period of time and more importantly EBITDA growing at a rate of 95%, with the earnout targets which Michael had mentioned earlier in the presentation in 2009, 2010 continues to sound strong EBITDA revenue growth and we’re obviously well incentivized with the transaction to achieve those targets.
The next slide here gives you a little more detail of our revenue and profitability over the past three years. Also I want to speak to the transaction, the transaction being completed sometime in late April, the company will have approximately $72 million in cash and the principal use for that is going to be to do some of the acquisitions that Steve has previously mentioned.
We’ve got a slide here, a little more information on the transaction value, the enterprise value right now, currently $181 million, growing to approximately $306 in 2010, achievement of the earnout target with a pro-forma management ownership in the company of close to 50% on achievement of the earnout targets.
And then finally we’ve got the final financial side is some share information and the thing I wanted to point out to you that achievement of the earnout targets which are our financial targets that have been put in the merger document. We’ll end up with looks like close to 50% ownership and aligning management’s interest with our shareholders.
And with that, that concludes the financial presentation. I’d like to turn it back to Steve for some closing comments.
<<Stephen Cope, Chief Executive Officer and Chairman of the Board, Integrated Drilling Equipment Company>>
Let’s let Michael Ernestus give you another update on the transaction structure.

<<Michael Ernestus, President and Executive Director, Columbus Acquisition Corp>>
I would like to say something more about the SPAC. As I told you before the SPAC has $115 million right now. What we are basically paying for it in that consideration, we have basically three payments that are coming to the current owners, the management. The first one is going to be $93 million, which will be $43 million in cash to the management. You have to point out that management then turns around and uses that cash to buy back into the company if necessary up to $14.5 million, which we consider a very, very valuable contribution and basically emphasizes their trust in our transaction.
In addition they will get $50 million in stock, which is about 6.2 million shares. But above all this is more important, 60% of their consideration comes in the form of an earnout. This earnout is linked to the target that Steve has just outlined, at $55 million EBITDA that is — has to be achieved in 2009. If this $55 million is achieved we’ll give another $50 million in stock and cash, 20% stock — 20% cash, 80% stock and an additional EBITDA earnout target of $78 million in 2010 at which point we will give another $106 million in consideration to the current owners. That’s a total of 60% based on the projections that management believes in. Overall we’re buying the company at four times EBITDA and we feel it is an extremely attractive deal given the time.
<<Stephen Cope, Chief Executive Officer and Chairman of the Board, Integrated Drilling Equipment Company>>
Okay, thank you Michael. Yes I’d just like to wrap it up by saying that we feel like we have the right company at the right time in the right place. We feel like the market demands a large well funded competitor to the leader in the industry that has the ability to provide products and services going into the future that our drilling equipment products — our service companies are going to need. We think that we have the management team that can get our job done and I’d like to open it up to questions if there is time, okay.
<<Mark Tobin, Director of Research, Roth Capital Partners>>
We have a couple of minutes for questions, just raise your hand and I’ll bring the microphone over. All right there is no questions. Thank you very much for your time.
<<Stephen Cope, Chief Executive Officer and Chairman of the Board, Integrated Drilling Equipment Company>>
All right, thank you.